Exhibit 4.41

[*] Represents material that has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL

AMENDMENT NO. 2 TO
CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT
(FOR PANCREATIC CANCER STUDY)

This Amendment No. 2 to the CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT (this “Amendment No. 2”), made as of the date of last signature hereunder (the “Amendment No. 2 Effective Date”), is by and between Merck Sharp & Dohme B.V. (“Merck”) and BioLineRx Ltd. (“BioLineRx”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Parties entered into a Clinical Trial Collaboration and Supply Agreement effective January 11, 2016 and amended it as of the same date (such agreement, as amended, will be referred to hereunder as the “Agreement”); and

WHEREAS, the Parties wish to amend certain provisions of the Agreement, including with respect to the supply of the Compounds.

NOW, THEREFORE, the Parties hereby agree as follows:

1	Section 1.65 of the Agreement is hereby deleted in its entirety and replaced with the following

“1.65. “Protocol” means the written documentation that describes the Study and sets forth specific activities to be performed as part of the Study conduct, a copy of which in its approved final form is attached hereto as Appendix A.”

2	Section 4.1 of the Agreement is hereby deleted in its entirety and replaced with the following.

“4.1.
Protocol. The approved final Protocol is attached hereto as Appendix A.  BioLineRx shall provide any subsequent proposed revisions to the approved final Protocol to Merck for Merck’s review and comment, consistent with the remaining provisions of this Section 4.1.

4.1.1.	Notwithstanding the provisions of Section 4.1, each Party shall have the following decision rights:

a)
Any further, material changes to the approved final Protocol (other than relating solely to the BioLineRx Compound) and [*] shall require Merck’s prior written consent. Any such proposed changes will be sent in writing to Merck’s Project Manager and Merck’s Alliance Manager. Merck will provide such consent, or a written explanation for why such consent is being withheld, within [*] Business Days of receiving a copy of BioLineRx’s requested changes.

CONFIDENTIAL

b)	[*]

c)	[*]

3	Section 8.1 of the Agreement is hereby deleted in its entirety and replaced with the following.

“8.1.
Supply of the Compounds. Subject to the terms and conditions of this Agreement, BioLineRx and Merck will each use commercially reasonable efforts to supply, or cause to be supplied, such quantities of its Compound in accordance with the delivery schedule set forth on Appendix B. In the event that BioLineRx determines that the quantities of Compounds as set forth on Appendix B are not sufficient to complete the Study, BioLineRx shall so notify Merck in writing, and the Parties shall discuss in good faith regarding whether additional quantities of Compounds may be provided and the schedule on which such additional quantities may be provided. Each Party shall also provide to the Party a contact person for the supply of its Compound under this Agreement. [*].”

4	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the new Appendix A, which is attached to this Amendment No. 2 as Exhibit 1.

5	Appendix B of the Agreement is hereby deleted in its entirety and replaced with the new Appendix B, which is attached to this Amendment No. 2 as Exhibit 2.

6	Schedule I of the Agreement is hereby deleted in its entirety and replaced with the new Schedule I, which is attached to this Amendment No. 2 as Exhibit 3.

7
The remaining provisions of the Agreement shall remain in full force and effect Upon execution of this Amendment No. 2 by both Parties, all references in the Agreement to the “Agreement” shall mean the Agreement as modified by this Amendment No. 2.

8	This Amendment No. 2 may be executed in two (2) or more counterparts as set forth in the Agreement.

[Remainder of page intentionally left blank.]

2

CONFIDENTIAL

IN WITNESS WHEREOF, the respective authorized representatives of the Parties have executed this Amendment No. 2 on the date set forth under the signatures below.

BioLineRx Ltd.

By: /s/  Philip Serlin

Philip Serlin
Name

Chief Executive officer
Title

24-July-2018
Date

Merck Sharp & Dohme B.V.

By:  /s/  P. R. Koopman

P. R. Koopman
Name

Proxy Holder
Title

July 17, 2018
Date

3

CONFIDENTIAL

Exhibit 1

Appendix A PROTOCOL

[*]

CONFIDENTIAL

Exhibit 2

Appendix B DELIVERY SCHEDULE

 [*]

CONFIDENTIAL

Exhibit 3

Schedule I

DATA SHARING AND SAMPLE TESTING SCHEDULE

[*]